Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com

PMC Commercial Trust Announces 2013 Third Quarter and Year-to-Date Financial Results

PMC Commercial Trust

NYSE MKT (Symbol PCC)

www.pmctrust.com

Dallas, TX	November 12, 2013

PMC Commercial Trust (NYSE MKT: PCC) (“PMC Commercial”) announced third quarter and year-to-date financial results today.

Compared to Third Quarter 2012 and Second Quarter 2013

Our income from continuing operations for the third quarter of 2013 was $398,000 or $0.04 per share compared to $645,000 or $0.06 per share during the third quarter of 2012. Net income decreased to $323,000 or $0.03 per share during the third quarter of 2013 compared to $473,000 or $0.04 per share for the third quarter of 2012. The primary reason for the decrease in income from continuing operations and net income was a decrease in premium income of $379,000 from sales of the government guaranteed portions of our SBA 7(a) loans. Our income from continuing operations and net income for the second quarter of 2013 was $920,000 ($0.09 per share) and $846,000 ($0.08 per share), respectively. The primary reason for the decreases in income from continuing operations and net income of $522,000 and $523,000, respectively, was an increase of $829,000 in transaction costs compared to the second quarter of 2013 related to our proposed merger with CIM Urban REIT, LLC (“CIM Urban”).

Compared to Year-to-Date 2012

Our income from continuing operations for the nine months ended September 30, 2013 was $2,836,000 or $0.27 per share compared to $546,000 or $0.05 per share during the nine months ended September 30, 2012. Net income increased to $2,513,000 or $0.24 per share during the nine months ended September 30, 2013 compared to a net loss of $97,000 or ($0.01) per share for the nine months ended September 30, 2012. The primary reasons for the increases in income from continuing operations and net income were (1) an increase in premium income of $773,000 from sales of the government guaranteed portions of our SBA 7(a) loans and (2) costs of $3,623,000 related to the evaluation of strategic alternatives incurred during 2012. These increases in income from continuing operations and net income were partially offset by $1,615,000 of transaction costs related to our proposed merger during 2013.

Proposed Merger

On July 8, 2013, we entered into a merger agreement with CIM Urban. CIM Urban is a private commercial REIT with Class A commercial real estate assets located in premier urban markets throughout the United States. The merger and other transactions were unanimously approved by both PMC Commercial’s Board of Trust Managers (the “Board”) and CIM Urban’s Director.

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

Pursuant to the merger agreement, CIM Urban and its affiliates will receive approximately 22.0 million newly-issued PMC Commercial common shares of beneficial interest and approximately 65.0 million newly-issued PMC Commercial preferred shares. Each preferred share will be convertible into seven common shares of beneficial interest, which will result in the issuance of an aggregate of approximately 477.2 million common shares of beneficial interest in the merger and other transactions after the conversion. This will represent approximately 97.8% of our outstanding shares.

All PMC Commercial common shares of beneficial interest that are outstanding immediately prior to the transactions will remain outstanding following the transactions. In addition, PMC Commercial shareholders of record at the close of the business day prior to the closing of the transactions will receive a special cash dividend of $5.50 per common share of beneficial interest, to be paid shortly after closing.

The merger and other transactions are contractually required to be completed no later than December 31, 2013. The transactions are subject to a number of conditions that the parties are working to satisfy. However, no assurance can be given that the transactions will be completed by the end of the year.

Management Remarks

Jan F. Salit, Chief Executive Officer, stated, “On July 8th we announced that we entered into a merger agreement with CIM Urban. We are fully committed to the merger completion and the expected benefits that it will provide to our shareholders. In addition to the cash dividend of $5.50 per share, our shareholders will remain common equity holders in the combined company. It is anticipated that the merged company will primarily invest in substantially stabilized real estate and real estate related assets in addition to continuing PMC’s current business of commercial lending primarily secured by real estate with increased emphasis on our SBA 7(a) originations. We expect to generate additional value for the merged company by:

•	expanding the existing CIM Urban portfolio through the acquisition of substantially stabilized real estate and real estate-related assets at yields which are accretive relative to the targeted dividend;

•	increasing the leverage of the CIM Urban real estate portfolio from its current ratio to a ratio more in line with the broad universe of REITs, and to the extent additional borrowing is then available, subsequently investing the proceeds into additional investments; and

•	expanding over time into new real estate-related activities supported by CIM Group’s broad real estate investment capabilities. These activities may include (1) originating and/or investing in a variety of loan products, including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans, (2) real estate development activities to create core property or otherwise, and/or (3) forming an open-ended REIT to raise additional capital from institutional investors, which would involve a joint venture with CIM Urban.

“We are committed to enhancing our core operations by continuing to focus on maintaining and increasing our SBA 7(a) loan origination volume, emphasizing our SBIC loan origination volume and increasing our loan originations outside of our SBA and SBIC programs. We have increased our marketing efforts to identify more loan origination opportunities for SBA eligible loans with a principal amount greater than $2.0 million and have funded several of these larger loans during the nine months ended September 30, 2013. Despite increased efforts, in many instances if either the opportunities do not meet our underwriting standards, the borrowers do not meet SBA 7(a) eligibility requirements or the loans are able to be financed through more traditional lending sources, we may not be able to continue to originate these larger balance SBA 7(a) loans at these levels. However, we remain optimistic that our marketing efforts will result in additional larger balance SBA 7(a) loan origination opportunities. In addition, we should experience increased revenues if interest rates rise.

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

“The recent government shutdown which began October 1, 2013 and ended October 17, 2013, affected our ability to originate SBA 7(a) loans during this time. We were not able to get approvals for new SBA 7(a) loans during the shutdown and are dependent upon the Federal government to maintain the SBA 7(a) program. We could be materially and adversely affected by circumstances or events limiting the availability of funds for this loan program. In addition, the budget as approved expires in January 2014. At such time, we could again experience a government shutdown which would affect our ability to originate government guaranteed loans and to sell the government guaranteed portion of these loans in the secondary market.

“While volume “to-date” during 2013 has been lighter than anticipated, with approximately $35.0 million of fundings, the backlog of unfunded commitments increased to $28.6 million at September 30, 2013. It is currently anticipated that total fundings for 2013 will be between $55 and $60 million with $30 million to $35 million being SBA 7(a) originations. We will continue to emphasize SBA 7(a) lending since it provides the highest investment return of any of our lending products.

“We continue to have earnings pressure caused by the historically low level of interest rates affecting our portfolio which is 84% floating rate. In addition, some of our borrowers continue to be affected by the lagging impact of the adverse economic conditions. During 2013, we liquidated five REO properties. We will continue our emphasis on timely liquidation of problem loans. By minimizing the holding periods, we hope to also minimize holding costs.”

Interest Rate Sensitivity

•	Approximately 84% of our retained loans at September 30, 2013 were variable rate based on either LIBOR (55%) or the prime rate (29%).

•	Variable rates have remained stable over the last few years.

Portfolio Performance

•	Our loan loss reserves were $2,852,000 and $3,413,000 at September 30, 2013 and December 31, 2012, respectively.

•	Provision for loan losses, net, increased to $148,000 during the third quarter of 2013 from $53,000 during the third quarter of 2012.

•	Provision for loan losses, net, decreased by 13% to $562,000 during the first nine months of 2013 from $646,000 during the first nine months of 2012.

Financial Position

•	Our total assets increased to $249.9 million at September 30, 2013 compared to $247.7 million at December 31, 2012 and decreased from $254.3 million at September 30, 2012.

•	Our retained loan portfolio decreased to $232.7 million at September 30, 2013 compared to $242.1 million at December 31, 2012 and $243.7 million at September 30, 2012.

•	Our serviced loan portfolio increased to $316.2 million at September 30, 2013 compared to $313.5 million at December 31, 2012 and $311.2 at September 30, 2012.

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

Portfolio Details

•	During the nine months ended September 30, 2013, our loans funded were $34.9 million compared to $40.5 million during the nine months ended September 30, 2012.

•	During the nine months ended September 30, 2013, our principal prepayments were $11.4 million compared to $10.7 million during the nine months ended September 30, 2012.

•	During the nine months ended September 30, 2013, we funded $21.3 million of SBA 7(a) loans compared to $27.6 million during the nine months ended September 30, 2012.

•	Our pipeline of outstanding loan commitments was $28.6 million at September 30, 2013 compared to $19.5 million at December 31, 2012 and $20.9 million at June 30, 2013.

•	We anticipate our 2013 fundings to be between $55 million and $60 million.

Liquidity

•	Our unsecured revolving credit facility (the “Revolver”) matures on June 30, 2015. The interest rate remains prime less 50 basis points or the 30-day LIBOR plus 2%, at our option. The total amount available under the Revolver is $40 million. As of September 30, 2013, we had $11.9 million outstanding under the Revolver.

Dividends

•	Regular quarterly dividends on our common shares of $0.125 per share were declared in March, June and September and paid in April, July and October, respectively.

•	Since our inception in 1993, we have paid $188.1 million in dividends or $24.775 per common share.

Financial Position Information

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2013	2013	2013	2012	2012
	(In thousands, except per share information)
Loans receivable, net	$230,052	$235,116	$240,671	$238,991	$241,914
Total assets	$249,901	$248,674	$256,454	$247,707	$254,344
Debt	$104,505	$101,805	$105,553	$97,168	$100,544
Total beneficiaries’ equity	$136,899	$137,912	$138,384	$138,326	$141,658
Total equity	$137,799	$138,812	$139,284	$139,226	$142,558
Shares outstanding	10,596	10,596	10,596	10,590	10,590
Net asset value per share	$13.00	$13.10	$13.15	$13.15	$13.46

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

PMC Commercial Trust and Subsidiaries

Comparative Results of Operations

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Inc (Dec) %	2013	2012	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,570	$3,561	—	$10,496	$10,392	1%
Premium income	417	796	(48%)	1,960	1,187	65%
Other income	601	507	19%	1,131	1,036	9%

Total revenues	4,588	4,864	(6%)	13,587	12,615	8%

Expenses:
Interest	803	887	(9%)	2,511	2,646	(5%)
Salaries and related benefits	1,055	1,091	(3%)	3,172	3,350	(5%)
General and administrative	606	495	22%	1,945	1,493	30%
Strategic alternatives	—	1,421	(100%)	—	3,623	(100%)
Transaction costs	1,222	—	NM	1,615	—	NM
Provision for loan losses, net	148	53	179%	562	646	(13%)

Total expenses	3,834	3,947	(3%)	9,805	11,758	(17%)

Income before income tax provision and discontinued operations, net of tax	754	917	(18%)	3,782	857	341%
Income tax provision	(356)	(272)	31%	(946)	(311)	204%

Income from continuing operations	398	645	(38%)	2,836	546	419%
Discontinued operations, net of tax	(75)	(172)	(56%)	(323)	(643)	(50%)

Net income (loss)	$323	$473	(32%)	$2,513	$(97)	NM

Basic weighted average shares outstanding	10,596	10,590		10,594	10,584

Basic and diluted earnings (loss) per share:
Income from continuing operations	$0.04	$0.06		$0.27	$0.05
Discontinued operations, net of tax	(0.01)	(0.02)		(0.03)	(0.06)

Net income (loss)	$0.03	$0.04		$0.24	$(0.01)

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

PMC Commercial Trust and Subsidiaries

Quarterly Operating Results

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2013	2013	2013	2012	2012
	(In thousands)
Revenues:
Interest income	$3,570	$3,455	$3,471	$3,504	$3,561
Premium income	417	723	820	702	796
Other income	601	306	224	244	507

Total revenues	4,588	4,484	4,515	4,450	4,864

Expenses:
Interest	803	896	812	892	887
Salaries and related benefits	1,055	1,098	1,019	923	1,091
General and administrative	606	697	642	634	495
Strategic alternatives	—	—	—	247	1,421
Transaction costs	1,222	393	—	—	—
Severance and related benefits	—	—	—	2,114	—
Provision for loan losses	148	172	242	1,288	53

Total expenses	3,834	3,256	2,715	6,098	3,947

Income (loss) before income tax provision and discontinued operations, net of tax	754	1,228	1,800	(1,648)	917
Income tax provision	(356)	(308)	(282)	(254)	(272)

Income (loss) from continuing operations	398	920	1,518	(1,902)	645
Discontinued operations, net of tax	(75)	(74)	(174)	(180)	(172)

Net income (loss)	$323	$846	$1,344	$(2,082)	$473

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

Taxable Income (Loss)

REIT Taxable Income (Loss):

REIT taxable income (loss) is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board in determining the level of dividends to be paid to our shareholders.

The following reconciles net income (loss) to REIT taxable income (loss):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In thousands)
Net income (loss)	$323	$473	$2,513	$(97)
Book/tax differences:
Strategic alternatives	—	1,253	—	3,456
Loss on sale of real estate	—	—	(1,537)	—
Severance payments	(4)	(8)	(1,804)	(23)
Transaction costs	1,222	—	1,615	—
Amortization and accretion	(12)	(11)	(35)	(179)
Loan valuation	(739)	488	(458)	399
Impairment losses	—	—	116	167
Other, net	42	23	72	198

Subtotal	832	2,218	482	3,921
Less: taxable REIT subsidiaries net income, net of tax	(633)	(559)	(1,642)	(590)

REIT taxable income (loss)	$199	$1,659	$(1,160)	$3,331

Distributions declared	$1,324	$1,695	$3,974	$5,083

Weighted average common shares outstanding	10,596	10,590	10,594	10,584

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

Terminology

Terms used in this communication shall have the meanings ascribed to them in the Company’s Press Release Dated July 8, 2013.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. PMC Commercial has filed with the U.S. Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 (Registration Statement No. 333-190934), which includes a Proxy Statement/Prospectus of PMC Commercial and other relevant materials in connection with the proposed merger and other transactions. PMC Commercial intends to mail to its shareholders the Definitive Proxy Statement/Prospectus in connection with proposed merger and other transactions. The effective Registration Statement and the Definitive Proxy Statement/Prospectus will contain important information about PMC Commercial, CIM Urban REIT and their respective affiliates, the merger and other transactions, and related matters. Investors and security holders are urged to read the effective Registration Statement and the Definitive Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the effective Registration Statement and the Definitive Proxy Statement/Prospectus (when they become available) and other documents filed with the SEC by PMC Commercial through the web site maintained by the SEC at www.sec.gov and that maintained by PMC Commercial Trust at www.pmctrust.com.

In addition, investors and security holders will be able to obtain free copies of the effective Registration Statement and the Definitive Proxy Statement/Prospectus (when they become available) from PMC Commercial by contacting PMC Commercial Trust, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

PMC Commercial and its trust managers and executive officers may be deemed to be participants in the solicitation of proxies in respect of the merger and other transactions contemplated by the merger agreement. Information regarding PMC Commercial’s trust managers and executive officers is contained in PMC Commercial’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its definitive proxy statement dated April 29, 2013, which are filed with the SEC. As of November 8, 2013, PMC Commercial’s trust managers and executive officers beneficially owned as a group approximately 481,773 Common Shares, or 4.5% of PMC Commercial’s Common Shares. Additional information regarding the interests of such potential participants will be included in the Definitive Proxy Statement/Prospectus and other relevant documents filed with the SEC in connection with the proposed merger and other transactions if and when they become available.

Forward-Looking Statements

The information set forth herein (including information included or referenced herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect PMC Commercial’s and CIM Urban REIT’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the merger and other transactions contemplated by the merger agreement will be consummated, PMC Commercial’s and CIM Group’s plans for the merged company, market and other expectations, objectives, intentions, as well as any expectations with respect to the merged company, including regarding valuations, future dividends, estimates of growth, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger and other transactions due to the failure to obtain PMC Commercial shareholder approval for the transactions or the failure to satisfy other conditions to completion of the transactions, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions; (3) risks related to disruption of management’s attention from ongoing business

PMC COMMERCIAL TRUST	Earnings Press Release	November 12, 2013

operations due to the merger and other transactions; (4) the effect of the announcement of the proposed merger and other transactions on PMC Commercial’s or CIM Urban REIT’s relationships with its customers, investors, tenants, lenders, operating results and business generally; (5) risks related to substantial expenditures with respect to the merger and other transactions, which may or may not be reimbursable in the event of the termination of the Merger Agreement; (6) the outcome of any legal proceedings relating to the merger and other transactions; and (7) risks to consummation of the merger and other transactions, including the risk that the merger and other transactions will not be consummated within the expected time period or at all. Additional factors that may affect future results are contained in PMC Commercial’s filings with the SEC, which are available at the SEC’s website at www.sec.gov and on PMC Commercial’s website at www.pmctrust.com, including those set forth in PMC Commercial’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. PMC Commercial and CIM Group disclaim any obligation to update and revise statements contained herein or the materials referenced herein based on new information or otherwise.